Exhibit 99.1

National Energy Services Reunited Corp. Reports Fourth Quarter 2025 Financial Results

●	Revenue for the quarter ended December 31, 2025, is $398.3 million, up 34.9% sequentially and 15.9% year-over-year
●	Net income for the quarter ended December 31, 2025, is $7.8 million
●	Adjusted net income (a non-GAAP measure)** for the quarter ended December 31, 2025, is $31.9 million, up 106.6% sequentially
●	Adjusted EBITDA (a non-GAAP measure)** for the quarter ended December 31, 2025, is $84.4 million, improving 32.0% sequentially
●	Operating cash flow for the year ended December 31, 2025, is $264.2 million, up 15.2% year-over-year
●	Free cash flow (a non-GAAP measure)** for the year ended December 31, 2025, is $120.8 million

HOUSTON, February 17, 2026 – National Energy Services Reunited Corp. (“NESR” or the “Company”), a leading integrated energy services provider in the Middle East and North Africa (“MENA”), today announced its financial results for the three-month period and year ended December 31, 2025. The Company delivered the following results for the periods presented:

	Three Months Ended			Variance
(in thousands except per share amounts and percentages)	December 31, 2025	September 30, 2025	December 31, 2024	Sequential	Year- over- year

Revenue	$398,262	$295,315	$343,682	34.9%	15.9%
Net income	7,803	17,737	26,837	(56.0)%	(70.9)%
Adjusted net income (non-GAAP)**	31,879	15,434	28,140	106.6%	13.3%
Adjusted EBITDA (non-GAAP)**	84,414	63,957	87,219	32.0%	(3.2)%
Diluted EPS	0.08	0.18	0.28	(54.6)%	(71.4)%
Adjusted Diluted EPS (non-GAAP)**	0.32	0.16	0.30	105.0%	6.7%

**The Company presents its financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”). However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1, 2, 3, and 4 below for reconciliations of GAAP to non-GAAP financial measures. The Consolidated Balance Sheets, Statements of Operations, and Statements of Cash Flows are derived from the financial statements that will be presented in our Annual Report on Form 10-K for the year ended December 31, 2025.

Stefan Angeli, Chief Financial Officer, commented, “Fourth quarter 2025 marked a strong finish to the year, highlighted by a sharp sequential acceleration in activity, disciplined cost execution, and continued balance sheet strengthening. Revenue reached $398.3 million, reflecting a 34.9% sequential increase, driven by improved utilization and the early stages of mobilization on recently awarded contracts. Adjusted EBITDA for the quarter increased 32% sequentially to $84.4 million. Adjusted EBITDA margins of 21.2% were substantially flat on a sequential quarter basis, underscoring the scalability of our operating model and the effectiveness of our cost controls.

Net income for the quarter was $7.8 million and was impacted by non-cash impairment charges on two small technology investments, additional current expected credit loss provisions, mobilization-related restructuring costs in Oman, and other write-offs and provisions, largely related to a vendor bankruptcy and resulting provision for a construction-in-process prepayment previously made in Saudi Arabia. Excluding these items, Adjusted Net Income was $31.9 million, more than doubling sequentially, with Adjusted Diluted EPS of $0.32. These results reflect strong underlying operating performance despite the impact of discrete items recorded during the quarter.

During 2025, we continued to prioritize cash generation and debt reduction, ending the year with Net Debt of $185.3 million, down nearly $90 million year-over-year, and a significantly strengthened liquidity position. As we enter 2026, our focus remains on executing our growing backlog efficiently, maintaining strong margins, improving working capital performance, and further enhancing returns on capital. We believe NESR is uniquely positioned to enter its next phase of growth with record revenues, strong operational momentum, and a clear focus on delivering durable, long-term value to shareholders.”

Sherif Foda, Chairman and Chief Executive Officer, commented, “We are very pleased with our fourth quarter results, which cap another year of disciplined execution and strategic progress for NESR. The quarter follows the announcement of several significant contract awards, most notably our integrated unconventional completions scope in Saudi Arabia’s Jafurah development, which further reinforces our long-standing partnership with Aramco and our role in enabling world-class unconventional operations in the Kingdom. Our countercyclical investments over the past couple of years have positioned the Company with unmatched readiness across infrastructure, equipment, digital capabilities, and people, to mobilize and execute at scale with confidence and efficiency. Importantly, we continue to see strong momentum beyond Saudi Arabia, with new awards across the broader MENA region supporting a multi-year growth trajectory. As we enter 2026, NESR is shifting to a totally different gear and scale, operating from a position of strength, with multiple opportunities spanning across different countries, and a highly committed team. We remain focused on delivering consistent value to our customers, shareholders, and partners, and I am extremely proud of what our people have accomplished.”

Net Income and Adjusted Net Income Results

Net income for the quarter ended December 31, 2025, was $7.8 million, representing a decline from the prior quarter, primarily driven by non-cash impairment charges on two immaterial technology investments, higher current expected credit loss provisions mainly in Oman, mobilization-related restructuring costs in Oman, and other write-offs and provisions, largely related to a Saudi Arabia provision for construction-in-process prepayment following a vendor bankruptcy. These impacts were partially offset by strong fall-through from higher sequential revenues during the quarter. Adjusted net income for the quarter was $31.9 million and included $24.1 million of “Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS,” primarily attributable to the aforementioned impairment charges totaling $8.1 million, $4.7 million of mobilization-related restructuring costs incurred in Oman, $7.1 million of credit loss provisions mostly in Oman, and $3.7 million of other write-offs and provisions, largely related to the Saudi Arabia construction-in-process prepayment provision, described above. A detailed reconciliation of net income and diluted EPS to Adjusted Net Income and Adjusted Diluted EPS, including a complete list of adjusting items, is presented in Table 1 below under “Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS.”

The Company reported $0.08 of diluted EPS for the quarter ended December 31, 2025. Adjusted for the impact of Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS, Adjusted Diluted EPS, a non-GAAP measure described in Table 1 below, for the quarter ended December 31, 2025, is $0.32, doubling from the $0.16 reported in the third quarter of 2025.

Adjusted EBITDA Results

The Company produced Adjusted EBITDA of $84.4 million during the quarter ended December 31, 2025, up 32.0% on a sequential quarter basis. Adjusted EBITDA includes adjustments for certain Total Charges and Credits impacting Adjusted EBITDA (those not related to interest, taxes, and/or depreciation and amortization). The Company posted the following results for the periods presented:

(in thousands)	Quarter ended December 31, 2025	Quarter ended September 30, 2025	Quarter ended December 31, 2024
Revenue	$398,262	$295,315	$343,682
Adjusted EBITDA	$84,414	$63,957	$87,219

A detailed reconciliation of net income to Adjusted EBITDA, including a complete list of adjusting items, is presented in Table 2 below under “Reconciliation of Net Income to Adjusted EBITDA.”

Balance Sheet

Cash and cash equivalents are $124.8 million as of December 31, 2025, compared to $108.0 million as of December 31, 2024.

Free cash flow, a non-GAAP measure, for the year ended December 31, 2025, was $120.8 million, compared to $124.2 million for the same period in 2024. The decrease was primarily attributable to higher growth capital expenditures in 2025 as compared to 2024, as offset in part by improved working capital management. A reconciliation of the applicable GAAP measures to free cash flow is presented in Table 3, titled “Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow.”

Total debt as of December 31, 2025, was $310.1 million, of which $118.8 million was classified as short-term, compared to $382.8 million and $128.5 million, respectively, as of December 31, 2024. Net Debt, a non-GAAP measure defined as the sum of current installments of long-term debt, short-term borrowings, and long-term debt less cash and cash equivalents, totaled $185.3 million as of December 31, 2025, compared to $274.9 million at December 31, 2024. The decrease in Net Debt reflects scheduled long-term debt repayments made during 2025, more than offset by a larger magnitude of free cash flow generation. A reconciliation of the applicable GAAP measures to Net Debt is presented in Table 4, titled “Reconciliation to Net Debt.”

About National Energy Services Reunited Corp.

Founded in 2017, NESR is one of the largest national oilfield services providers in the MENA and Asia Pacific regions. With over 7,000 employees, representing more than 60 nationalities in 16 countries, the Company helps its customers unlock the full potential of their reservoirs by providing Production Services such as Hydraulic Fracturing, Cementing, Coiled Tubing, Filtration, Completions, Stimulation, Pumping and Nitrogen Services. The Company also helps its customers to access their reservoirs in a smarter and faster manner by providing Drilling and Evaluation Services such as Drilling Downhole Tools, Directional Drilling, Fishing Tools, Testing Services, Wireline, Slickline, Drilling Fluids and Rig Services.

Conference Call

A conference call is scheduled for 8:00 AM ET on February 17, 2026, to discuss the financial results. Investors, analysts and members of the media are invited to participate by dialing in to the U.S. toll-free line at 1-877-407-0890 or the international line at 1-201-389-0918, approximately 10 minutes prior to the start of the call.

A live, listen-only earnings webcast will also be broadcast simultaneously under the “Investors” section of the Company’s website at www.nesr.com. Following the end of the conference call, a replay will be available after the event under the “Investors” section of the Company’s website.

Forward-Looking Statements

This communication contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Any and all statements contained in this communication that are not statements of historical fact, may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of these terms) may identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this communication may include, without limitation, the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, the Company’s future financial performance, expansion plans and opportunities, completion and integration of acquisitions, and the assumptions underlying or relating to any such statement.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation: catastrophic events, the level of capital spending by our customers, political, market, financial and regulatory risks, including those related to the geographic concentration of our operations and customers, our operations, including maintenance, upgrades and refurbishment of our assets, may require significant capital expenditures, which may or may not be available to us, operating hazards inherent in our industry and the ability to secure sufficient indemnities and insurance, our ability to successfully integrate acquisitions, competition, including for capital and technological advances, and other risks and uncertainties set forth in the Company’s most recent Annual Report on Form 20-F filed with the SEC.

You are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. The Company disclaims any obligation to update the forward-looking statements contained in this communication to reflect any new information or future events or circumstances or otherwise, except as required by law. You should read this communication in conjunction with other documents which the Company may file or furnish from time to time with the SEC.

The preliminary financial results for the Company as of and for the three- and twelve-month periods ended December 31, 2025, included in this press release, represent the most current information available to management. The Company’s actual results when disclosed in its subsequent Annual Report on Form 10-K may differ from these preliminary results as a result of the completion of the Company’s financial statement closing procedures, final adjustments, completion of the independent registered public accounting firm’s audit procedures, and other developments that may arise between now and the disclosure of the final results.

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In US$ thousands, except share data)

	December 31, 2025	December 31, 2024

Assets
Current assets
Cash and cash equivalents	$124,797	$107,956
Accounts receivable, net	178,020	137,265
Unbilled revenue	121,186	111,734
Service inventories	94,834	96,772
Prepaid assets	13,237	10,146
Retention withholdings	33,125	31,072
Other receivables	54,511	38,476
Other current assets	10,664	7,095
Total current assets	630,374	540,516
Non-current assets
Property, plant and equipment, net	465,454	438,146
Intangible assets, net	47,086	65,696
Goodwill	645,095	645,095
Operating lease right-of-use assets	20,300	26,042
Other assets	43,210	58,183
Total assets	$1,851,519	$1,773,678

Liabilities and equity
Liabilities
Accounts payable and accrued expenses	421,064	305,308
Current installments of long-term debt	64,500	68,735
Short-term borrowings	54,250	59,720
Income taxes payable	25,092	7,728
Other taxes payable	12,351	27,482
Operating lease liabilities	2,948	5,449
Other current liabilities	24,715	29,090
Total current liabilities	604,920	503,512

Long-term debt	191,378	254,387
Deferred tax liabilities	1,691	5,632
Employee benefit liabilities	36,321	31,806
Non-current operating lease liabilities	18,447	20,843
Other liabilities	30,846	49,266
Total liabilities	883,603	865,446

Equity
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding at December 31, 2025, and 2024, respectively	-	-
Common stock and additional paid in capital, no par value; unlimited shares authorized; 100,787,173 and 96,045,856 shares issued and outstanding at December 31, 2025, and 2024, respectively	902,845	894,293
Retained income	65,002	13,870
Accumulated other comprehensive income	69	69
Total equity	967,916	908,232
Total liabilities and equity	$1,851,519	$1,773,678

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In US$ thousands, except share data and per share amounts)

	For the three-month period ended		For the year ended
Description	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024

Revenues	$398,262	$343,682	$1,324,047	$1,301,704
Cost of services	(350,231)	(284,501)	(1,159,317)	(1,093,031)
Gross profit	48,031	59,181	164,730	208,673
Selling, general and administrative expenses (excluding Amortization)	(12,655)	(10,905)	(47,636)	(52,195)
Amortization	(4,694)	(4,694)	(18,774)	(18,774)
Operating income	30,682	43,582	98,320	137,704
Interest expense, net	(7,539)	(9,905)	(32,513)	(39,881)
Other expense, net	(8,167)	(3,524)	(5,409)	(2,325)
Income before income tax	14,976	30,153	60,398	95,498
Income tax expense	(7,173)	(3,316)	(9,266)	(19,188)
Net income	$7,803	$26,837	$51,132	$76,310

Weighted average shares outstanding:
Basic	100,782,309	95,955,545	98,444,582	95,472,527
Diluted	102,209,983	96,378,194	99,105,484	95,735,924

Earnings per share:
Basic	$0.08	$0.28	$0.52	$0.80
Diluted	$0.08	$0.28	$0.52	$0.80

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In US$ thousands)

	Year ended
	December 31, 2025	December 31, 2024	December 31, 2023

Cash flows from operating activities:
Net income / (loss)	$51,132	$76,310	$12,580
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization	141,729	142,784	142,230
Share-based compensation expense	8,321	6,032	6,763
Loss (Gain) on disposal of assets	(3,568)	467	487
Non-cash interest (income) expense	1,024	(1,171)	1,549
Deferred tax expense / (benefit)	(5,198)	(2,719)	(3,753)
Allowance for (reversal of) doubtful receivables and unbilled revenue	8,727	8,844	410
Charges on obsolete service inventories	1,513	2,294	137
Impairments and other charges	9,568	5,324	7,917
Other operating activities, net	2,744	327	933
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(49,482)	25,159	(22,971)
(Increase) decrease in unbilled revenue	(9,452)	(15,737)	14,189
(Increase) decrease in retention withholdings	(2,053)	17,347	(14,151)
(Increase) decrease in inventories	425	(633)	11,951
(Increase) decrease in prepaid expenses	(3,091)	(909)	(8,901)
(Increase) decrease in other current assets	(1,653)	4,967	2,817
(Increase) decrease in other long-term assets and liabilities	(1,579)	(6,959)	16,259
Increase (decrease) in accounts payable and accrued expenses	116,160	(38,517)	(3,365)
Increase (decrease) in other current liabilities	(1,025)	6,119	11,878
Net cash provided by operating activities	264,242	229,329	176,959

Cash flows from investing activities:
Capital expenditures	(143,454)	(105,105)	(68,190)
IPM investments	-	-	(16,031)
Proceeds from disposal of assets	4,905	3,058	1,758
Other investing activities	(13,689)	(9,087)	(1,000)
Net cash used in investing activities	(152,238)	(111,134)	(83,463)

Cash flows from financing activities:
Proceeds from long-term debt	-	4,063	11,300
Repayments of long-term debt	(68,735)	(85,806)	(54,763)
Proceeds from short-term borrowings	98,578	83,434	94,506
Repayments of short-term borrowings	(104,197)	(72,614)	(137,402)
Payments on capital leases	(3,905)	(3,193)	(2,403)
Payments on seller-provided financing for capital expenditures	(7,408)	(3,781)	(15,569)
Other financing activities, net	(1,597)	(163)	(197)
Net cash provided by (used in) financing activities	(87,264)	(78,060)	(104,528)

Effect of exchange rate changes on cash	-	-	-
Net increase (decrease) in cash	24,740	40,135	(11,032)
Cash and cash equivalents, beginning of period	107,956	67,821	78,853
Cash, cash equivalents, and restricted cash, end of period	$132,696	$107,956	$67,821

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In US$ thousands except per share amounts)

The Company uses and presents certain key non-GAAP financial measures to evaluate its business and trends, measure performance, prepare financial projections and make strategic decisions. Included in this release are discussions of earnings before interest, income tax and depreciation and amortization adjusted for certain non-recurring and non-core expenses (“Adjusted EBITDA”), net income and diluted earnings per share (“EPS”) adjusted for certain non-recurring and non-core expenses (“Adjusted Net Income” and “Adjusted Diluted EPS,” respectively), as well as a reconciliation of these non-GAAP measures to net income and diluted EPS, respectively, in accordance with GAAP. The Company also discusses the non-GAAP balance sheet measure of the sum of our recorded current installments of long-term debt, short-term borrowings, and long-term debt less cash and cash equivalents (“Net Debt”) in this release and provides a reconciliation to the GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt to Net Debt. The Company also discusses Free Cash Flow reconciled to Operating Cash Flow.

The Company believes that the presentation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS provides useful information to investors in assessing its financial performance and results of operations as the Company’s board of directors, management and investors use Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to compare the Company’s operating performance on a consistent basis across periods by removing the effects of changes in capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), items that do not impact the ongoing operations (transaction, integration, and startup costs) and items outside the control of its management team. Similarly, Net Debt is used by management as a liquidity measure used to illustrate the Company’s debt level absent variability in cash and cash equivalents, and the Company believes that the presentation of Net Debt provides useful information to investors in assessing its financial leverage. Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered as an alternative to operating income, net income, or diluted EPS, respectively, the most directly comparable GAAP financial measures. Net Debt also should not be considered as an alternative to GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt. Finally, Free Cash Flow is used by management as a liquidity measure to illustrate the Company’s ability to produce cash that is available to be distributed in a discretionary manner, after excluding investments in capital assets. Free Cash Flow should not be considered as an alternative to Net cash provided by (used in) operations or Net cash provided by (used in) investing activities, respectively, the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. You should not consider non-GAAP measures in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Table 1 - Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

	Quarter ended		Quarter ended		Quarter ended
	December 31, 2025		September 30, 2025		December 31, 2024
	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS

Net Income	$7,803	$0.08	$17,737	$0.18	$26,837	$0.28
Add/(Subtract): Charges and Credits impacting Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS:
Costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation	258	-	787	0.01	1,480	0.02
Impairments	8,076	0.08	-	-	3,741	0.04
Current expected credit loss (releases) provisions	7,112	0.07	1,474	0.01	486	0.01
Litigation (releases) provisions	248	-	235	-	340	-
Restructuring projects	4,712	0.05	720	0.01	-	-
Loss of inventory in fire	-	-	1,980	0.02	-	-
Other write-offs (recoveries) and provisions (release of provisions)	3,670	0.04	1,659	0.02	(958)	(0.01)
Total Charges and Credits impacting Adjusted EBITDA (1)	24,076	0.24	6,855	0.07	5,089	0.06
Add/(Subtract): Charges and Credits impacting only Adjusted Net Income and Adjusted Diluted EPS:
Adjustments to uncertain tax positions and unrecognized tax benefits	-	-	(9,158)	(0.09)	(3,786)	(0.04)
Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS (2)	24,076	0.24	(2,303)	(0.02)	1,303	0.02
Total Adjusted Net Income and Adjusted Diluted EPS	$31,879	$0.32	$15,434	$0.16	$28,140	$0.30

(1)	In the quarter ended December 31, 2025, Total Charges and Credits impacting Adjusted EBITDA included $0.3 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $8.1 million of technology impairments, $7.1 million of current expected credit loss (releases) provisions mainly in Oman, $0.2 million of litigation (releases) provisions, $4.7 million of restructuring projects, and $3.7 million of other write-offs (recoveries) and provisions (release of provisions) primarily related to a Saudi Arabia construction-in-progress prepayment described above. In the quarter ended September 30, 2025, Total Charges and Credits impacting Adjusted EBITDA included $0.8 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $1.5 million of current expected credit loss (releases) provisions, $0.2 million of litigation (releases) provisions, $0.7 million of restructuring projects, $2.0 million due to loss of inventory in fire, and $1.7 million of other write-offs (recoveries) and provisions (release of provisions). In the quarter ended December 31, 2024, Total Charges and Credits impacting Adjusted EBITDA included $1.5 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $3.7 million of impairments, $0.5 million of current expected credit loss (releases) provisions, $0.3 million of litigation (releases) provisions, and $(1.0) million of other write-offs (recoveries) and provisions (release of provisions).
(2)	Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended September 30, 2025, was $(2.3) million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $6.9 million, less $9.2 million related to a net release of uncertain tax positions and unrecognized tax benefits. Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended December 31, 2024, was $1.3 million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $5.1 million, less $(3.8) million related to the release of an uncertain tax position.

Table 2 - Reconciliation of Net Income to Adjusted EBITDA

	Quarter ended December 31, 2025	Quarter ended September 30, 2025	Quarter ended December 31, 2024

Net Income	$7,803	$17,737	$26,837
Add:
Income Taxes	7,173	(5,500)	3,316
Interest Expense, net	7,539	8,128	9,905
Depreciation and Amortization	37,823	36,737	42,072
Total Charges and Credits impacting Adjusted EBITDA (3)	24,076	6,855	5,089
Total Adjusted EBITDA	$84,414	$63,957	$87,219

(3)	Total Charges and Credits impacting Adjusted EBITDA are described in Table 1 above. Total Charges and Credits impacting Adjusted EBITDA exclude items related to interest, income tax and depreciation and amortization.

Table 3 - Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow

	Twelve months ended December 31, 2025	Twelve months ended December 31, 2024

Net cash provided by operating activities	$264,242	$229,329
Less:
Capital expenditures	(143,454)	(105,105)
Free cash flow	$120,788	$124,224

Table 4 - Reconciliation to Net Debt

	As of December 31, 2025	As of December 31, 2024	As of September 30, 2025

Current installments of long-term debt	$64,500	$68,735	$64,500
Short-term borrowings	54,250	59,720	61,269
Long-term debt	191,378	254,387	207,180
Less:
Cash and cash equivalents	(124,797)	(107,956)	(69,683)
Net Debt	$185,331	$274,886	$263,266

For inquiries regarding NESR, please contact:

Blake Gendron or Stefan Angeli

National Energy Services Reunited Corp.

832-925-3777

investors@nesr.com